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Exhibit 10.6

FIFTH AMENDMENT dated as of February 7, 2003 (this "Amendment") to the Credit Agreement dated as of April 19, 2001, as amended September 17, 2001, December 21, 2001, February 7, 2002 and March 20, 2002 (as further amended, restated, supplemented or modified, the "Credit Agreement") by and among VEECO INSTRUMENTS INC., a Delaware corporation (the "Company"), FLEET NATIONAL BANK, a national banking association, as Administrative Agent and as a Lender, JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Syndication Agent and as a Lender, HSBC BANK USA, a national banking association organized under the laws of the United States of America, as Documentation Agent and as a Lender, and the other Lenders party thereto.

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders have agreed to amend such provisions of the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.
Amendments.

        (a)  The definition of the term "Consolidated EBITDA" contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

  "Consolidated EBITDA" shall mean, for any Person for any period, the Consolidated Net Income (Net Loss) of such Person and its Subsidiaries for such period before provision for federal and state income taxes, minus (a) Consolidated Interest Income and (b) all extraordinary gains, plus (a) one-time charges related to write-downs of intangible assets (including the value of in-process research and development related to a Permitted Acquisition), (b) Consolidated Interest Expense, (c) depreciation and amortization expenses, and (d) restructuring charges of not more than $29,546,000 recorded in the fiscal quarter ended December 31, 2002, all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated with respect to such Person and its Subsidiaries on a consolidated basis and shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of calculation thereof.

        (b)  The definition of the term "Consolidated Quick Ratio" contained in Section 1.01 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

  "In addition, for purposes of calculating the Consolidated Quick Ratio, if, as of the date of determination, Consolidated EBITDA less Consolidated Net Unfunded Capital Expenditures on a rolling four-quarters basis is less than $20,000,000, then accounts receivable of the Company and its Subsidiaries on a consolidated basis shall be excluded from Consolidated Quick Assets to the extent such accounts receivable exceed 50% of Consolidated Quick Assets."

        (c)  The definition of the term "Permitted Acquisition" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting clause "(h)" therefrom and substituting the following in its place:

  "(h) the aggregate Permitted Acquisition Purchase Price (excluding consideration consisting of the Company's common stock) paid in connection with any single Permitted Acquisition, or in connection with all Permitted Acquisitions, collectively, shall not exceed $100,000,000 from February 7, 2003 through the Revolving Credit Commitment Termination Date, provided, that, the Permitted Acquisition Purchase Price shall not exceed $15,000,000 if the business which is the subject of such Permitted Acquisition has a negative Consolidated EBITDA or if Consolidated EBITDA cannot be reasonably determined by the Company or such Person;"

        (d)  The table in the definition of "Interest Rate Margin" contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

Consolidated Total Funded Debt to Consolidated EBITDA	Eurocurrency Margin (360 day basis)	Prime Rate Margin (360 day basis)
Less than 1.50:1.00	1.25%	-0-%
Greater than or equal to 1.50:1.00 but less than or equal to 2.00:1:00	1.75%	0.25%
Greater than 2.00:1.00	2.25%	0.50%

        (e)  The table in the definition of "Unused Fee Rate" contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

Consolidated Total Funded Debt to Consolidated EBITDA	Unused Fee Rate
Less than 1.50:1.00	0.325%
Greater than or equal to 1.50:1.00 but less than or equal to 2.00:1.00	0.350%
Greater than 2.00:1.00	0.375%

        (f)    The definition of the term "Unused Fee Rate" contained in Section 1.01 of the Credit Agreement is hereby further amended by deleting the paragraph following the table set forth therein and substituting the following in its place:

  "The Unused Fee Rate will be set or reset quarterly on the first Business Day of the fiscal quarter of the Company that commences after the date on which the financial statements referred to in Section 6.03(a) or Section 6.03(b) hereof, as the case may be, are required to be delivered to the Administrative Agent, and shall be used to calculate the commitment fee as described in Section 3.04 hereof on or after such date until, but not including, the next date on which the Unused Fee Rate is reset in accordance with the provisions hereof; provided, however, that if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in Section 6.03(a) or Section 6.03(b) hereof, as the case may be, the Unused Fee Rate used to calculate the commitment fee as described in Section 3.04 hereof on or after the date the Unused Fee Rate should have been reset in accordance with the foregoing provisions (i.e. assuming timely delivery of the requisite financial statements), until the day which is the first Business Day of the fiscal quarter of the Company which commences following the receipt by the Administrative Agent of such financial statements will be set based on a ratio of greater than 2.00:1.00; and further provided, however, that the Administrative Agent and the Lenders shall not in any way be deemed to have waived any Event of Default or any of their remedies hereunder (including, without limitation, remedies provided in Article VIII hereof) in connection with the provisions of the foregoing proviso. During the occurrence and continuance of an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Unused Fee Rate. Notwithstanding the foregoing, at any time that Consolidated EBITDA less Consolidated Net Unfunded Capital Expenditures on a rolling four quarters basis is less than $20,000,000, the Unused Fee Rate shall be immediately reset to 0.375%."

        (g)  The following definition is inserted to Section 1.01 of the Credit Agreement immediately following the definition of the term "Consolidated Net Income (Net Loss)".

  "Consolidated Net Unfunded Capital Expenditures" shall mean, for the Company and its Subsidiaries, Consolidated Unfunded Capital Expenditures less the net proceeds, not to exceed $5,000,000, realized by the Company and its Subsidiaries on a consolidated basis during the preceding four fiscal quarters from the sale of fixed or capital assets.

        (h)  Section 7.13(e) of the Credit Agreement is hereby amended and restated to provide in its entirety as follows:

        (e)  Consolidated Pre-Tax Income and Consolidated Pre-Tax Loss. Commencing with the fiscal year beginning January 1, 2004, permit Consolidated Pre-Tax Income to be less than $0, for any two consecutive fiscal quarters taken as a whole, or suffer a Consolidated Pre-Tax Loss of greater than $4,000,000, in any one fiscal quarter.

        (i)    Section 7.13(f) of the Credit Agreement is hereby amended and restated to provide in its entirety as follows:

  "(f) Consolidated EBITDA. Permit Consolidated EBITDA to be less than (i) $42,445,000, at March 31, 2002, (ii) $25,509,000, at June 30, 2002, (iii) $11,704,000, at September 30, 2002, (iv) $8,200,000, at December 31, 2002, (v) $14,000,000 at March 31, 2003, (vi) $14,700,000 at June 30, 2003, (viii) $15,000,000 at September 30, 2003 and (viii) $21,000,000 at December 31, 2003.

2.
Conditions to Effectiveness.

This Amendment shall become effective upon receipt by the Administrative Agent of: (a) this Amendment, duly executed by the Company and the Guarantors; (b) executed consents from each of the Lenders authorizing the Administrative Agent to execute this Amendment on behalf of the Lenders; (c) an amendment fee of $100,000 for the pro rata distribution to each Lender that consents, on or before 12:00 noon on February 7, 2003, to the Agent's execution and delivery of this Amendment; and (d) evidence of the merger of (i) Tulakes Real Estate Investments, Inc. with and into Ion Tech, Inc., (ii) Veeco Minneapolis Technology Center, Inc. with and into Wyko Corporation and (iii) Robin Hill Properties, Inc. with and into Veeco Metrology, LLC.

3.
Miscellaneous.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The amendments set forth above are limited specifically to the matters set forth above and for the specific instances and purposes given and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default, whether now existing or hereafter arising, which may occur or may have occurred.

The Company hereby represents and warrants that (a) after giving effect to this Amendment, the representations and warranties made by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the other Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, unless any such representation or warranty is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Administrative Agent.

This Amendment shall constitute a Loan Document.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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        IN WITNESS WHEREOF, the Company and the Administrative Agent, as authorized on behalf of the Lenders, have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

VEECO INSTRUMENTS INC.
By:	/s/ JOHN F. REIN, JR.
Name:	John F. Rein, Jr.
Title:	Executive Vice President and Chief Financial Officer
FLEET NATIONAL BANK, as Administrative Agent
By:	/s/ CHRISTOPHER MENDELSOHN
Name:	Christopher Mendelsohn
Title:	Senior Vice President

The undersigned, not parties to the Credit Agreement but as Guarantors under their respective Guaranties executed in favor of the Lenders, each hereby (a) accept and agree to the terms of the foregoing Amendment; (b) acknowledge and confirm that all terms and provisions contained in their respective Guaranty are, and shall remain, in full force and effect in accordance with their respective terms; (c) reaffirm and ratify all of the representations and covenants contained in their respective Guaranty; and (d) represent, warrant and confirm the non-existence of any offsets, defenses and counterclaims to its obligations under its Guaranty.

WYKO CORPORATION		VEECO METROLOGY, LLC By: Veeco Instruments Inc., its Sole Member
By:	/s/ JOHN F. REIN, JR.	By:	/s/ JOHN F. REIN, JR.
Name:	John F. Rein, Jr.	Name:	John F. Rein, Jr.
Title:	Vice President	Title:	Executive Vice President and Chief Financial Officer

ION TECH, INC.		CVC, INC.
By:	/s/ JOHN F. REIN, JR.	By:	/s/ JOHN F. REIN, JR.
Name:	John F. Rein, Jr.	Name:	John F. Rein, Jr.
Title:	Vice President	Title:	Vice President
CVC PRODUCTS, INC.		APPLIED EPI, INC.
By:	/s/ JOHN F. REIN, JR.	By:	/s/ JOHN F. REIN, JR.
Name:	John F. Rein, Jr.	Name:	John F. Rein, Jr.
Title:	Vice President	Title:	Vice President

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  Exhibit 10.6